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                                                                    EXHIBIT 99.2


                              BROADCOM CORPORATION

                        STOCK OPTION ASSUMPTION AGREEMENT
                                 VISIONTECH LTD.
                           3(9) SHARE OPTION AGREEMENT



         This STOCK OPTION ASSUMPTION AGREEMENT by and between Broadcom Corporation, a California corporation ("Broadcom"), and the undersigned individual ("Optionee") is effective as of January 3, 2001 (this "Assumption Agreement").

         WHEREAS, Optionee holds one or more outstanding options to purchase Ordinary Shares ("Visiontech Stock") of Visiontech Ltd., an Israeli corporation ("Visiontech"), which were granted to Optionee under and are each evidenced by a Visiontech 3(9) Share Option Agreement(s).

         WHEREAS, Visiontech has been acquired by Broadcom through the acquisition of substantially all of the assets of Visiontech by Broadcom (the "Acquisition") pursuant to the Asset Purchase Agreement, dated as of November 23, 2000 (the "Acquisition Agreement"), by and among Broadcom, Visiontech and the entities comprising the Vertex Venture Funds, as Selling Shareholders, and, with respect to Article 8 and Article 10 of the Acquisition Agreement only, Ezra Morad, as Shareholder Agent, and U.S. Stock Transfer Corporation, as Depositary Agent.

         WHEREAS, the provisions of the Acquisition Agreement require Broadcom to assume the obligations of Visiontech under each outstanding option of Visiontech at the consummation of the Acquisition (the "Effective Time").

         WHEREAS, Broadcom desires to issue to the holder of each such assumed option (the "Assumed Option") an agreement evidencing the assumption of such option.

         WHEREAS, pursuant to the Acquisition Agreement, each outstanding share of Visiontech Stock was converted into 1.72574 shares (the "Exchange Ratio") of Class A common stock, par value $0.0001 per share, of Broadcom ("Broadcom Stock").

         WHEREAS, the purpose of this Agreement is to evidence the assumption by Broadcom of the outstanding options held by Optionee at the Effective Time and to reflect certain adjustments to Optionee's outstanding options that have become necessary in connection with their assumption by Broadcom.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. The number of shares of Visiontech Stock subject to the options outstanding under the 3(9) Share Option Agreement(s) held by Optionee immediately prior to the Effective Time (the "Visiontech Options") and the exercise price payable per share are set forth in Exhibit A attached hereto. Broadcom hereby assumes, as of the Effective Time, all the duties and

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obligations of Visiontech under each of the Visiontech Options. In connection with such assumption, the number of shares of Broadcom Stock purchasable under each Assumed Option and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Broadcom Stock subject to each Assumed Option shall be as specified for that option in attached Exhibit A, and the adjusted exercise price payable per share of Broadcom Stock under the Assumed Option shall also be as indicated for that option in Exhibit A attached hereto.

         2. The intent of the foregoing adjustments to each Assumed Option is to assure that the difference between the aggregate fair market value of the shares of Broadcom Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Acquisition, be no less than the difference which existed, immediately prior to the Acquisition, between the then aggregate fair market value of the Visiontech Stock subject to the Visiontech Option and the aggregate exercise price in effect at such time under the 3(9) Share Option Agreement(s). Such adjustments are also intended to preserve, immediately after the Acquisition, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Visiontech Option immediately prior to the Acquisition.

         3. Unless the context otherwise requires, all references in the 3(9) Share Option Agreement(s) shall be adjusted as follows: (i) all references to the "Company" shall mean Broadcom and (ii) all references to "Ordinary Shares" and "Option Shares" shall mean Broadcom Stock.

         4. The grant date and the expiration date of each Assumed Option and all other provisions which govern either the exercise or the termination of the Assumed Option shall remain the same as set forth in the 3(9) Share Option Agreement(s) applicable to that option, and the provisions 3(9) Share Option Agreement(s) shall accordingly govern and control Optionee's rights to purchase Broadcom Stock under the Assumed Option.

         5. Pursuant to the terms of your3(9) Share Option Agreement(s), your Assumed Options shall not vest or become exercisable on an accelerated basis upon the consummation of the Acquisition. Accordingly, each Assumed Option shall continue to vest and become exercisable for unvested shares of Broadcom Stock subject to that option on the same terms and in accordance with the same installment vesting schedule as those in effect under the applicable 3(9) Share Option Agreement(s) immediately prior to the Effective Time; provided, however, that the number of shares of Broadcom Stock subject to each such installment shall be adjusted to reflect the Exchange Ratio.

         6. For purposes of applying any and all provisions of the 3(9) Share Option Agreement(s) relating to Optionee's continuous status as an employee of or a consultant to Visiontech, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Broadcom or any present or future subsidiary of Broadcom. Accordingly, the provisions of the 3(9) Share Option Agreement(s) governing the termination of the Assumed Options upon Optionee's cessation of service as an employee of or a consultant to Visiontech shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Broadcom or any present or future


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subsidiaries of Broadcom, and each assumed Visiontech Option shall accordingly terminate, within the designated time period in effect under the 3(9) Share Option Agreement for that option, following such cessation of service as an employee of or a consultant to Broadcom or any present or future subsidiaries of Broadcom.

         7. The adjusted exercise price payable for the Broadcom Stock subject to each Assumed Option shall be payable in any of the forms authorized under the 3(9) Share Option Agreement applicable to that option.

         8. In order to exercise each Assumed Option, Optionee must deliver to Broadcom a written notice of exercise in which the number of shares of Broadcom Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Broadcom Stock or must specify the arrangement for the payment of the purchase price as permitted by the applicable Stock Option Agreement. This notice should be delivered to Broadcom at the following address:

              Broadcom Corporation
              16215 Alton Parkway
              Irvine, California  92618
              Attention: Manager of Shareholder Services

         9. Except to the extent specifically modified by this Assumption Agreement, all of the terms and conditions of each Stock Option Agreement as in effect immediately prior to the Acquisition shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Assumption Agreement.


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         IN WITNESS WHEREOF, Broadcom Corporation has caused this Assumption
Agreement to be executed on its behalf by its duly authorized officer as of January 3, 2001.



                               BROADCOM CORPORATION


                               By:
                                   ---------------------------------------------
                                   David A. Dull
                                   Vice President, General Counsel and Secretary


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                                 ACKNOWLEDGMENT

         The undersigned acknowledges receipt of the foregoing Assumption Agreement and understands and agrees that all rights and liabilities with respect to each of his or her Visiontech Options hereby assumed by Broadcom are as set forth in the 3(9) Share Option Agreement and this Assumption Agreement.



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                                        Signature of Optionee


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                                        Printed Name


DATED: